Exhibit 4.36

DATED	25 SEPTEMBER 2008

PELEA SHIPPING LTD
(as borrower)

-and-

DnB NOR BANK ASA
(as lender)

SECOND SUPPLEMENTAL AGREEMENT TO A SECURED REDUCING REVOLVING
MULTI-CURRENCY CREDIT FACILITY AGREEMENT DATED 12 JUNE 2007 AS
AMENDED AND SUPPLEMENTED BY A FIRST SUPPLEMENTAL AGREEMENT
DATED 22 MAY 2008

STEPHENSON HARWOOD
One, St. Paul’s Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 04.144

CONTENTS

		Page

1	Interpretation	1

2	Conditions Precedent and Subsequent	3

3	Representations and Warranties	6

4	Amendments to Original Facility Agreement	6

5	Confirmation and Undertaking	10

6	Communications, Law and Jurisdiction	11

SECOND SUPPLEMENTAL AGREEMENT
Dated: 25 September 2008
BETWEEN:

(1)	PELEA SHIPPING LTD, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the “Borrower”); and

(2)	DnB NOR BANK ASA, acting through its office at 20 St. Dunstan’s Hill, London EC3R 8HY, England (the “Lender”).

SUPPLEMENTAL TO a secured reducing revolving multi-currency credit facility agreement dated 12 June 2007, as amended and supplemented by a first supplemental agreement dated 22 May 2008 (together, the “Original Facility Agreement”), each made between the Borrower and the Lender, on the terms and subject to the conditions of which the Lender agreed to advance to the Borrower an aggregate amount not exceeding forty two million Dollars ($42,000,000) (the “Loan”).

WHEREAS:

(A)

The Borrower has informed the Lender that it wishes to enter into (inter alia) an ISDA Master Agreement in 1992 Multicurrency - Cross Border form together with a Schedule thereto, pursuant to which the Borrower may enter into one or more Transactions the terms and conditions of which shall be specified in a Confirmation sent or to be sent by the Lender to the Borrower.

(B)

The Lender is willing to accede to such request as set out in Recital (A) above and has agreed to amend the Original Facility Agreement and the Security Documents (as applicable) on the terms and subject to the conditions contained in this Second Supplemental Agreement and (inter alia) to replace the Mortgage and the Deed of Assignment with the New Mortgage and the New Deed of Assignment respectively.

IT IS AGREED THAT:

1	Interpretation

	1.1	In this Second Supplemental Agreement:-

1.1.1

“Effective Date” means the date on which the Lender confirms to the Borrower that all of the conditions referred to in Clause 2.1 have been satisfied, which confirmation the Lender shall be under no obligation to give if an Event of Default shall have occurred.

1.1.2

“Additional Documents” means this Second Supplemental Agreement, the Master Agreement, the New Assignment, the New Mortgage, the Deeds of Confirmation and any other Credit Support Documents and “Additional Document” means any one of them.

1.1.3

“Deeds of Confirmation” means the deeds of confirmation of the Guarantors, each in favour of the Lender, in such form and containing such terms and conditions as the Lender shall require, and “Deed of Confirmation” means any one of them.

1.1.4	“New Assignment” means a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of the Vessel to be granted by the Borrower in favour of the Lender.

1.1.5	“New Mortgage” means a first priority statutory mortgage over the Vessel together with a collateral deed of covenants to be granted by the Borrower in favour of the Lender.

1.1.6

“Master Agreement” means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Lender and the Borrower during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement.

1.1.7	“Second Supplemental Agreement” means the agreement contained herein.

1.1.8

“Security Parties” means the Borrower, the Guarantors, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

1.2

All words and expressions defined in the Original Facility Agreement shall have the same meaning when used in this Second Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Original Facility Agreement shall apply to the interpretation of this Second Supplemental Agreement as if it were set out in full.

2	Conditions Precedent and Subsequent

2.1

Conditions Precedent As conditions for the agreement of the Lender to the requests specified in Recital (A) above and for the effectiveness of Clause 4, the Borrower shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:

		2.1.1	Officer’s certificates

(a)

A certificate of a duly authorised officer of each Security Party confirming that none of the documents delivered to the Lender pursuant to Schedule 1 Part 1, 1(a), (b), (c) and (e) of the Original Facility Agreement have been amended, modified or revoked in any way since the date of their delivery to the Lender; and

(b)

A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Clause 2.1.1 is correct, complete and in full force and effect as at a date no earlier than the date of this Second Supplemental Agreement and setting out the names of the directors, officers and, other than in respect of the Corporate Guarantor, the names of the shareholders of that Security Party and the proportion of shares held by each shareholder.

		2.1.2	Certificates of good standing A certificate of good standing in respect of each Security Party.

2.1.3

Board and Shareholders Resolutions A copy, certified by a director or the secretary of each Security Party as true, complete and accurate and neither amended nor revoked, of a resolution of the directors and a resolution of the shareholders of each Security Party (other than a resolution of the shareholders in respect of the Corporate Guarantor) (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, this Second Supplemental Agreement by the Borrower and any document to be executed by the Security Party in question pursuant to this Second Supplemental Agreement.

2.1.4

Powers of attorney A notarially attested or legalised (as applicable) power of attorney of each Security Party under which this Second Supplemental Agreement and any documents required pursuant to it are to be executed by that Security Party.

2.1.5

Additional Documents The Additional Documents duly executed by all parties thereto, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and, if applicable, evidence that those notices will be duly acknowledged by the recipients.

2.1.6

Legal Opinions if a Security Party is incorporated in a jurisdiction other than England and Wales or if any Additional Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in each relevant jurisdiction, substantially in the form or forms provided to the Lender prior to signing of this Second Supplemental Agreement or confirmation satisfactory to the Lender that such legal opinions will be given.

2.1.7

Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Security Parties accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Additional Documents or for the validity and enforceability of any of the Additional Documents.

2.1.8	Evidence of Borrower’s title Evidence that on the date of this Second Supplemental Agreement (i) the Vessel is permanently registered under the flag stated in Recital (A) of the Original Facility Agreement in the ownership of the Borrower and (ii) the New Mortgage will be capable of being registered against the Vessel with first priority.

2.1.9

Evidence of insurance Evidence that the Vessel is insured in the manner required by the Additional Documents and that letters of undertaking will be issued in the manner required by the Additional Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender.

	2.1.10	Process agent Evidence that the process agent referred to in clause 22.5 of the Original Facility Agreement and any process agent appointed under the Additional Documents has accepted its appointment.

2.2

Conditions subsequent The Borrower shall deliver or cause to be delivered to or to the order of the Lender on, or as soon as practicable after the date of this Second Supplemental Agreement the following documents and evidence:

2.2.1

Evidence of Borrower’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) of the Original Facility Agreement confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the New Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2.2.2

Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Additional Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

	2.2.3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Additional Documents.

	2.2.4	Legal opinions Such of the legal opinions specified in Clause 2.1.7 as have not already been provided to the Lender.

	2.3	All documents and evidence delivered to the Lender pursuant to this Clause shall:

		2.3.1	be in form and substance acceptable to the Lender;

		2.3.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and

		2.3.3	if required by the Lender, be certified, notarised, legalised or attested (as applicable) in a manner acceptable to the Lender.

3	Representations and Warranties

Each of the representations and warranties contained in clauses 12 and 13 of the Original Facility Agreement shall be deemed repeated by the Borrower at the date of this Second Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents included this Second Supplemental Agreement.

4	Amendments to Original Facility Agreement

	4.1	With effect from the Effective Date:

4.1.1

The following additional definitions shall be added in clause 1.1 of the Original Facility Agreement, and the numerical and alphabetical order of the remaining definitions in such Clause shall be amended accordingly:

“‘Credit Support Document’ means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of the Lender.”

“‘Credit Support Provider’ means any person (other than the Borrower) described as such in the Master Agreement.”

“‘Deeds of Confirmation’ means the deeds of confirmation referred to in Clause 11.1.9 and “Deed of Confirmation” means any one of them.”

“‘Master Agreement’ means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Lender and the Borrower during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement.”

“‘New Assignment’ means the deed of assignment referred to in Clause 11.1.2.”

“‘New Deed of Covenants’ means the deed of covenants referred to in Clause 11.1.1.”

“‘New Mortgage’ means the first priority statutory mortgage referred to in Clause 11.1.1 together with the New Deed of Covenants.”

“‘Transaction’ means a transaction entered into between the Lender and the Borrower governed by the Master Agreement.”

4.1.2	The following definitions set out in clause 1.1 of the Original Facility Agreement shall be deleted and replaced by the following new respective definitions:-

“‘Security Parties’ means the Borrower, the Guarantors, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.”

4.1.3	In clause 1.2.8 of the Original Facility Agreement the period shall be deleted and a semi-colon added with the word “and” to follow at the end of the sentence.

4.1.4	In clause 1.2.9 of the Original Facility Agreement the word “and” at the end of the sentence shall be added.

4.1.5	An additional clause 1.2.10 shall be added to the Original Facility Agreement which shall be read and construed as follows:-

	“1.2.10	words and expressions defined in the Master Agreement, unless the context otherwise requires, shall have the same meaning.”

4.1.6	In clause 9.3 of the Original Facility Agreement the words “Transaction or any other” shall be added after the word “any” in line 10.

4.1.7	In clause 9.3 of the Original Facility Agreement the words “or the Master Agreement” shall be added at the end of the sentence in the last line.

4.1.8	In clause 9.5.4 of the Original Facility Agreement the words “and/or the Master Agreement” shall be added after the words “this Agreement” in line 2.

4.1.9	In clause 9.5 the words “or its obligations under the Master Agreement” shall be added after the words “making or maintaining the Loan” in lines 2 and 3 of the last paragraph.

4.1.10	In clause 9.5 the words “or the Master Agreement” shall be added after the words “entering into this Agreement” in line 6 and after the words “under this Agreement” in line 7 of the last paragraph.

4.1.11	In clause 11.1.7 of the Original Facility Agreement the period shall be deleted and a semi-colon added with the word “and” to follow at the end of the sentence.

4.1.12	In clause 11.1.8 of the Original Facility Agreement the word “and” at the end of the sentence shall be added.

4.1.13	An additional clause 11.1.9 shall be added to the Original Facility Agreement which shall be read and construed as follows:-

	“11.1.9	a deed of confirmation to be granted by each of the Guarantors in favour of the Lender.”

4.1.14	An additional clause 13.2.23 shall be added to the Original Facility Agreement which shall be read and construed as follows:-

	“13.2.23	No dealings with Master Agreement The Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master

Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Lender.”

4.1.15	An additional clause 14.1.21 shall be added to the Original Facility Agreement which shall be read and construed as follows:-

“14.1.21

Master Agreement termination A notice is given by the Lender under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.”

4.1.16	Clause 16 of the Original Loan Agreement shall be split into two subparagraphs numbered 16.1 and 16.2 and the paragraph under clause 16 of the Original Facility Agreement shall be numbered 16.1.

4.1.17	An additional clause 16.2 shall be added to the Original Facility Agreement which shall be read and construed as follows:-

“16.2

Master Agreement rights The rights conferred on the Lender by this Clause 16 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lender by the Master Agreement.”

4.1.18	In clause 17.5 of the Original Facility Agreement the words “or a payment under the Master Agreement” shall be added after the words “on a Drawing” in line 2.

4.1.19	In clause 17.6 of the Original Facility Agreement the words “and the Master Agreement” shall be added after the words “under this Agreement” in both line 4 and line 5.

		4.1.20	All references in the Original Facility Agreement and in the Finance Documents to the ‘Finance Documents’ shall be read and construed to include the Master Agreement.

4.1.21

All references in the Original Facility Agreement and in the Finance Documents to the ‘Security Documents’ shall be read and construed to include the Additional Documents and to exclude the Mortgage and the Deed of Assignment.

4.1.22

All references in the Finance Documents to the ‘Agreement’ (however it may be defined) shall be read and construed as the Original Facility Agreement as amended and/or supplemented by this Second Supplemental Agreement.

4.1.23

All references in the Original Facility Agreement and in the Finance Documents to the ‘Mortgage’ and the ‘Assignment’ shall be deleted and replaced by the ‘New Mortgage’ and the ‘New Assignment’ respectively.

		4.1.24	All other terms and conditions of the Original Facility Agreement shall remain unaltered and in full force and effect.

5	Confirmation and Undertaking

5.1

The Borrower confirms that all of its obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Original Facility Agreement made in this Second Supplemental Agreement, as if all references in any of the Security Documents to the Original Facility Agreement (however described) were references to the Original Facility Agreement as amended and supplemented by this Second Supplemental Agreement.

5.2

The definition of any term defined in any of the Finance Documents shall, to the extent necessary, be modified to reflect the amendments to the Original Facility Agreement made in this Second Supplemental Agreement.

6	Communications, Law and Jurisdiction

The provisions of clauses 17 and 21 of the Original Facility Agreement shall apply to this Second Supplemental Agreement as if they were set out in full and as if references to the Agreement were references to this Second Supplemental Agreement and references to the Borrower were references to the Security Parties.

IN WITNESS of which the parties to this Second Supplemental Agreement have executed this Second Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED as	)
a DEED by	)
PELEA SHIPPING LTD	)
acting by Konstantinos Adamopoulos	)	/s/ Konstantinos Adamopoulos
)
its duly authorized attorney-in-fact	)
)
in the presence of: Sofia Tzanaki	)

Stephenson Harwood
Ariston Building
2 Filellinon Str. & Akti Miaouli
Piraeus 18536
Vat No. 998711156
Tel 210 42 05 160

SIGNED and DELIVERED as	)
a DEED by	)
DnB NOR BANK ASA	)
acting by Christodoulos Vartzis	)	/s/ Christodoulos Vartzis
)
its duly authorized attorney-in-fact	)
)
in the presence of: Sofia Tzanaki	)

Stephenson Harwood
Ariston Building
2 Filellinon Str. & Akti Miaouli
Piraeus 18536
Vat No. 998711156
Tel 210 42 05 160